UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2015

SunEdison Semiconductor Limited
(Exact Name of Registrant as Specified in its Charter)

Singapore (State or other jurisdiction of incorporation or organization)	001-36460 (Commission File Number)	N/A (I.R.S. Employer Identification Number)

11 Lorong 3 Toa Payoh, Singapore (Address of principal executive offices)	319579 (Zip Code)

(65) 6681-9300 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

SunEdison Semiconductor Limited (the “Company,” “we” or “us”) recently completed an amendment of its existing term loan, to allow, among other things, a partial repayment of such term loan with the proceeds of new lower interest rate local financing in Korea.

Amendment of and Prepayment under Credit Agreement
The Company and our direct subsidiary, SunEdison Semiconductor B.V. (the “Borrower”), recently entered into the First Amendment to Credit Agreement (the “First Amendment”), by and among the Borrower, the Company, the other guarantors party thereto, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent (in such capacity, the “Administrative Agent”), thereby amending the Credit Agreement, dated as of May 27, 2014 (as amended, the “Credit Agreement”). On December 29, 2015, the Company and the Borrower executed and delivered the First Amendment, which is dated as of December 22, 2015 and, pursuant to its terms, became effective on December 29, 2015.
The First Amendment provides, in part, for the termination, release and discharge of all the obligations of MEMC Korea Company (“MKC,” a subsidiary of the Borrower and a guarantor under the Credit Agreement) under the Credit Agreement and other loan documents and the release of the Administrative Agent’s liens on MKC’s assets and the equity interests in MKC. In connection with such release, certain covenants were added to the Credit Agreement with respect to MKC, including (i) a requirement that the Borrower cause MKC to utilize a portion of any cash available for distribution to pay an annual dividend to the Borrower or one of our other subsidiaries, (ii) limits on our rights to make future investments in MKC, as well as our ability to settle historical trade balances, and to maintain future trade balances, owed between MKC, on the one hand, and us and our other subsidiaries, on the other, and (iii) restrictions on MKC’s incurrence of future indebtedness.
In connection with the First Amendment, the Borrower made a $40 million prepayment of the outstanding principal of the term loan thereunder (the “Prepayment”), together with a 1% call premium. The Prepayment was completed by the Borrower on December 30, 2015. The Borrower will be obligated to make two additional prepayments, each in an amount of $5 million, on the dates that are 10 months and 13 months after the effective date of the First Amendment. Finally, as part of the First Amendment, the lenders’ aggregate commitment under the Borrower’s revolving credit facility was reduced from $50 million to $40 million.
Goldman Sachs Bank USA and certain of the other lenders party to the Credit Agreement, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, or will receive, customary fees and expenses.

New MKC Financing
In connection with the above described transaction, effective December 30, 2015, MKC entered into term loan agreements for an aggregate principal amount of 50 billion Korean Won with three banks as follows: (i) Shinhan Bank - term loan with a principal amount of 20 billion Korean Won at an interest rate equal to the three-month CD rate plus 2.10% (the “Shinhan Term Loan”), (ii) Hana Bank - term loan with a principal amount of 20 billion Korean Won at an interest rate equal to the three-month CD rate plus 2.13% (the “Hana Term Loan”), and (iii) Korea Development Bank - term loan with a principal amount of 10 billion Korean Won at an interest rate of the three-month CD rate plus 2.18% (the “KDB Term Loan” and, together with the Shinhan Term Loan and the Hana Term Loan, collectively, the “Korean Term Loans”). The proceeds of the Korean Term Loans were used to make the Prepayment.
Each of the Korean Term Loans has a term of 36 months and is secured by a mortgage of MKC’s real property and equipment. In addition, the Hana Term Loan is secured by a pledge of MKC funds on deposit at Hana Bank in the amount of 3.1 billion Korean Won.
Shinhan Bank, Hana Bank and Korea Development, and their respective affiliates, in certain instances have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, or will receive, customary fees and expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorize

SUNEDISON SEMICONDUCTOR LIMITED
Date:	January 4, 2016	By:	/s/ Jeffrey L. Hall
Name: Jeffrey L. Hall Title: Executive Vice President Finance & Administration and Chief Financial Officer (Principal Financial Officer)